Item 77 0I
Item 77 0

Name of Security	Date of Purchase	Syndicate Members	Securities Purchased From
L-3 Communications Holdings, Inc.	7/25/05	Lehman Brothers	Lehman Brothers
Senior Subordinated Notes		Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Credit Suisse First Boston
Morgan Stanley
Scotia Capital
SG Corporate & Investment Banking
Wachovia Securities
Barclays Capital
BNY Capital Markets, Inc.
Calyon Securities (USA)
Stephens Inc.

Affiliated broker is SG Corporate & Investment Banking. Securities were purchased in the offering at the public offering price.